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Investors are urged to read the joint proxy statement/prospectus relating to the transaction described below because it contains important information. The joint proxy statement/prospectus, along with the documents incorporated by reference into that document, may be obtained free of charge at the Securities and Exchange Commission's website (www.sec.gov). The joint proxy statement/prospectus and these other documents may also be obtained for free from Genzyme or Biomatrix. Requests to Genzyme should be directed to Genzyme Corporation, One Kendall Square, Building 1400, Cambridge, Massachusetts 02139, Attn: Investor Relations, (617) 252-7500. Requests to Biomatrix should be directed to Biomatrix, Inc. 65 Railroad Avenue, Ridgefield, New Jersey 07657, Attn: Investor Relations, (201) 945-9550.

                                     * * * *


[Along with the Joint Proxy Statement-Prospectus, Genzyme Corporation is distributing the following brochure to its shareholders.]



BROCHURE FRONT COVER

[check mark] VOTE FOR!                             [picture of scalpel]


genzyme                                      bringing biotechnology to surgery
BIOSURGERY                                   building shareholder value for you

PAGE 2 OF THE BROCHURE

Vote Today!
Vote FOR the Creation of Genzyme Biosurgery
And Be Sure to Vote ALL of Your Genzyme Shares!

Dear Shareholder:

On March 6, 2000, Genzyme Corporation and Biomatrix, Inc. announced a milestone agreement. Unanimously approved by the Boards of Directors of both companies, it calls for two of Genzyme's publicly held divisions-Genzyme Tissue Repair and Genzyme Surgical Products-to join forces and combine with Biomatrix, Inc., a pioneering, and profitable, developer of viscoelastic medical products, to form a new enterprise: Genzyme Biosurgery.

We strongly believe that Genzyme Biosurgery-combining the products and product development capabilities of a great biotech company with the marketing horsepower of a great surgical products company-will be a formidable combination.

It will have innovative, market-leading products, a broad product-development pipeline, a robust manufacturing, marketing and regulatory infrastructure, and substantial financial strength.

It will serve large and growing markets that, in the United States alone, include more than 16 million people with osteoarthritis of the knee and additional millions with various forms of serious heart disease.

In short, we believe it will have the critical mass to create value for shareholders significantly faster than any of the three entities could achieve separately.

--------------------

"We think revenues and earnings growth in the emerging field of biosurgery will be accelerated in the coming three- to five-year period. Winners are identifiable even now, thereby setting the stage for extraordinary investor returns. Genzyme Biosurgery has emerged quickly as one of the defining players in this field, and is one of the few with a market cap in excess of $500 million." - Robin R. Young, CFA Managing Director, Life Sciences Research Stephens Inc.


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PAGE 3 OF THE BROCHURE

[Picture of surgeons on right side of page.]

BRINGING BIOTECHNOLOGY TO SURGERY

Genzyme Biosurgery is creating a unique opportunity by combining advanced biotechnology-based products (biotherapeutics and biomaterials) with powerful surgical expertise to become a major player in the new, rapidly growing field known as biosurgery. Driving the growth of this field is the increasing use by surgeons of biosurgery products as alternatives to mechanical devices and other traditional technologies in treating orthopedic, cardiovascular and other injuries, conditions, and diseases. Analysts expect the biosurgery market to grow from $1 billion to $12 billion in sales over the next eight years.

Genzyme Biosurgery, from day one, will have many strengths:

- Innovative products, including a combined portfolio of 24 approved, commercially available products, many of them early in their product growth cycle, plus a broad pipeline of additional products in clinical development;

- A premier R&D organization, world-class marketing skills, and an outstanding manufacturing and regulatory infrastructure; and

- Financial depth necessary to establish and maintain a commanding presence in the rapidly emerging biosurgery field.

--------------------

"There is a biological revolution taking place in orthopedics, offering us new tools to complement or replace current mechanical procedures. Innovative products like Carticel and Synvisc represent the foundation and promise of powerful new therapies that are transforming and improving our treatment options and patient outcomes." - Arnold Scheller, M.D., Chief of Sports Medicine, New England Baptist Hospital, Pro Sports Orthopedics, Team Surgeon, Boston Celtics


                                       3
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PAGE 4 OF THE BROCHURE

[The following text is presented in dual column format. A picture of a syringe and gel is centered in the page.]

Creating the Market Leader in the Biosurgery Field

[check mark in box] A successful and growing portfolio of innovative marketed products focused on critical orthopedic, cardiovascular, and other selected surgical needs, with many in the early stages of their growth.
These include:

- Synvisc-Registered Trademark-, a therapeutic biomaterial for the treatment of osteoarthritis of the knee, marketed in 35 countries through agreements with 5 major pharmaceutical companies. One million patients have been treated with Synvisc since its worldwide launch in November 1997. Synvisc alleviates the pain associated with osteoarthritis of the knee by replacing the body's diseased joint fluid with a biomaterial that mimics healthy, young joint fluid.

- Carticel-Registered Trademark-, a cell therapy product for the repair of damaged knee cartilage. This pioneering technology uses a patient's own cartilage cells to treat cartilage damage on the thighbone part of the knee. Over 4300 patients worldwide have been treated with Carticel since it was introduced in 1995. Carticel is the first FDA-approved biologic product for the surgical suite.

- The Sepra-Registered Trademark- family of anti-adhesion products, based on formulations of hyaluronan, which are used in a range of surgical procedures to prevent adhesions and to aid in healing. The Sepra products include films and meshes used in various abdominal and pelvic surgical procedures.

[check mark in box] Established branded products used in heart and lung surgeries, including:

- Pleur-Evac-Registered Trademark-, the leading chest drainage system in the United States

- Immobilizer-TM-, instrumentation for minimally invasive beating heart surgery

- Deknatel Snowden Pencer-Registered Trademark- line of surgical devices, generating in excess of $90 million a year in sales

- FocalSeal-Registered Trademark- -L-a biomaterial for the prevention of air leaks following lung surgery, for which the company is the North American distributor

[check mark in box] A proven ability to successfully market and sell sophisticated biomaterial and surgical products in the surgical suite

Genzyme Biosurgery's call point mastery - its ability to sell sophisticated new medical devices to orthopedists and heart surgeons - requires a marketing and sales force with a knowledge base different from that of traditional pharmaceutical or medical device detailing.

In bringing these three businesses together to form Genzyme Biosurgery, we will have dedicated and proven marketing and sales teams supported by an outstanding manufacturing and regulatory infrastructure. Our marketing and infrastructure depth will make Genzyme Biosurgery the partner of choice for other biotechnology, biomaterial, and surgical device companies looking to collaborate on promising new products.


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PAGE 5 OF THE BROCHURE

"Biosurgery is the next logical step in the evolution of surgical therapies. The future will hold mechanical, cell-based, and gene-based therapies and many previously untreatable, complicated problems will be best solved by combinations of these methods." - Patrick McCarthy, M.D., Surgical Director, Kaufman Center for Heart Failure, Program Director, Heart Transplantation, Cleveland Clinic Foundation

--------------------

[Three photographs line the right side of the page: one of sepralfilm documents; one of the hands of a technician dipping paper into a dish; and one of the hands of a technician holding a vile of liquid.]

[check mark in box] A robust pipeline of innovative products for bio-orthopedic and cardiothoracic opportunities

Genzyme Biosurgery will begin operations with numerous products in clinical and pre-clinical development focused principally on the unmet medical needs of patients suffering from osteoarthritis, cartilage repair, and heart disease. Key products include:

-    Synvisc for hip joint and other applications

- Seprafilm for adhesion prevention following heart surgery and other applications

- Carticel II; pre-formed cartilage tissue graft for treating knee cartilage damage

-    Cell therapy and gene therapy treatments for heart disease

[check mark in box] A strong technology platform and an R&D program to fuel growth With access to Genzyme's research and development group of over 450 scientists and technicians, Genzyme Biosurgery will bring together a concentration of scientific expertise unrivaled in the biosurgical arena. The scientists and engineers on the Genzyme Biosurgery team include pioneers in the fields of biomaterials, gene therapy, and cell therapy who are at the cutting edge of device development for cardiovascular and orthopedic surgery. These and other R&D efforts will be supported by an annual budget sufficient to fund continued innovation.

[check mark in box]  Substantial financial strength

With pro forma 1999 revenues of $212 million, at inception Genzyme Biosurgery will be one of the ten largest biotechnology enterprises (in revenues) in the world. Its strong financial position will include approximately $75 million in cash, revenues estimated at $225-$235 million in 2000, and break-even on an operating basis in 2001. With many products early in their life cycle and other established products, we anticipate annual revenue growth of approximately 15% beginning in 2001.


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PAGE 6 OF THE BROCHURE

[check mark] vote for!

To create Genzyme Biosurgery, we need your vote!

Make your vote as a shareholder fully heard...by voting TODAY.

Please review the enclosed joint proxy statement/prospectus. Then vote FOR the formation of Genzyme Biosurgery.

Important: If you own stock in more than one Genzyme business unit (Genzyme General, Genzyme Molecular Oncology, Genzyme Surgical Products, and/or Genzyme Tissue Repair), you will receive more than one proxy form.

Please vote your shares of each of those tracking stocks to make your voice as a shareholder fully heard.

[Table]

SHARES                                               FOR

Genzyme General                                      [check mark]

Genzyme Molecular Oncology                           [check mark]

Genzyme Surgical Products                            [check mark]

Genzyme Tissue Repair                                [check mark]



HOW TO VOTE

You may vote your shares via mail, telephone, or the Internet

-    to vote by mail:

     sign, date, and return your proxy form in the postage-paid envelope provided.

-    voting via telephone or the Internet

     is available 24 hours a day, 7 days a week. Please follow the easy instructions shown on the enclosed proxy form.


                                       6
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PAGE 7 OF THE BROCHURE                                               genzyme
                                                                  BIOSURGERY
Your Vote Is Very Important

Your Board of Directors and management believe Genzyme Biosurgery will create opportunities for increasing shareholder value that far exceed the potential that exists for the three businesses separately. Help us create Genzyme Biosurgery. Please vote your shares to approve the transaction by phone, via the Internet, or by signing, dating and mailing the enclosed proxy form(s).

Please vote today. And be sure to vote all your Genzyme shares, including any shares you own in Genzyme General (GENZ), Genzyme Molecular Oncology (GZMO), Genzyme Surgical Products (GZSP), and Genzyme Tissue Repair (GZTR). Please note: if you do not respond, you will effectively be counted as a vote against.

If you have any questions, or need any assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll free, at 877-750-9496.

On behalf of the entire Board of Directors and management team, thank you for your continuing confidence and support.

Sincerely,

/s/ Henri A. Termeer

Henri A. Termeer
Chairman of the Board
President and Chief Executive Officer

--------------------

"Now is the time to invest in cardiovascular and orthopedic companies with real revenue and earnings which we believe will provide upside with limited volatility. Expanding indications for existing medical technology, continued innovation to address unmet medical needs, and the convergence of devices and biotechnology/biomaterials are investment themes that we expect to gain momentum." - Sandra Hollenhorst, Med. Tech Analyst, Prudential Vector Securities

BACK PAGE OF THE BROCHURE

Vote FOR [check mark in box]
the creation of
Genzyme Biosurgery!

This brochure contains forward-looking statements. These include statements about commercializing products under development and expanding the uses for approved products, projected assets and revenue growth rates, the future financial position of the Genzyme Biosurgery division, the ability to generate positive cash flows by 2002, future research and development expenditures, the potential growth of the markets for biomaterials and biotherapeutics and the ability of Genzyme Biosurgery to increase market share and to have a commanding presence within these markets, the ability to collaborate with other companies in the biosurgery field, and the creation of increased shareholder value. Several risks and uncertainties could cause actual results to differ materially from those projected in the forward-looking statements. These factors include the ability to satisfy regulatory requirements, the outcome of clinical trials, the ability to convince surgeons to adopt novel products generally and Genzyme Biosurgery products specifically, competition from pharmaceutical and biotechnology companies, the ability to maintain and expand market penetration of approved products, difficulties and costs associated with integration of the businesses, the ability to manufacture products at a reasonable cost, legislative and regulatory changes, the strength of intellectual property rights, litigation, and the risk factors included in the Genzyme and Biomatrix SEC reports, including those under the caption "Risk Factors" in the enclosed joint proxy statement/prospectus.

This brochure is not a substitute for the joint proxy statement/prospectus. We urge investors to read that document because it contains important information. The joint proxy statement/prospectus and the documents incorporated by reference may be obtained free of charge at the SEC's website (www.sec.gov). In addition to the paper copy mailed with this brochure, the joint proxy statement/prospectus is available free of charge at www.eproxyview.com/genz, or by contacting Innisfree M&A Incorporated, toll free, at 877-750-9496.

A Division of Genzyme Corporation
One Kendall Square
Cambridge, MA  02139-1562 USA
Tel 800-367-7874
www.genzyme.com
                                                                         genzyme
                                                                      BIOSURGERY

-C- 2000 Genzyme Corporation. All rights reserved. Printed in USA.

For more information or assistance in voting your shares, please call Innisfree M&A Incorporated, toll free, at 877-750-9496.



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